EXHIBIT 5
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                                                                        WACHOVIA
--------------------------------------------------------------------------------
Kenneth W. McAllister
Executive Vice President
and General Counsel

Wachovia Corporation
100 North Main Street
Winston-Salem, North Carolina 27150          November 7, 1997


Wachovia Corporation
100 North Main Street
P.O. Box 3099
Winston-Salem, North Carolina 27150

Re: Registration Statement on Form S-8 Relating to the Jefferson Bankshares, Inc. 1995 Long Term Stock Incentive Plan, Jefferson Bankshares, Inc. Incentive Stock Plan (1985) and Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors

Gentlemen:

     I am familiar with the proceedings taken by Wachovia Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Post-Effective Amendment No. 1 on Form S-8 (the "Registration Statement") to a Registration Statement on
Form S-4 (File No. 333-35357) under the Securities Act of 1933, as amended, pertaining to the issuance and sale of up to 241,250 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"), pursuant to certain obligations assumed by the Company with respect to the Jefferson Bankshares, Inc. 1995 Long Term Stock Incentive Plan, the Jefferson Bankshares, Inc. Incentive Stock Plan (1985) and the Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (collectively, the "Plans"). The assumption by the Company of such obligations, and the issuance and sale of the Shares, is contemplated pursuant to a certain
Agreement and Plan of Merger dated as of June 9, 1997 by and between the Company and Jefferson Bankshares, Inc. ("Jefferson"), pursuant to which Jefferson merged with and into the Company.

     As counsel for the Company, I have reviewed the Plans and the Registration Statement, and I have examined and am familiar with the records relating to the organization of the Company, including its articles of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors and shareholders of the Company pertinent to the rendering of this opinion.

     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon issuance of the Shares and receipt by the Company of the consideration therefor in accordance with the terms of the respective Plan, the Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,

                                        /s/ Kenneth W. McAllister
                                        Kenneth W. McAllister



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